Exhibit 99.1

INDEX TO CONSOLIDATED  FINANCIAL STATEMENTS OF NATIONWIDE LIFE  INSURANCE COMPANY AND SUBSIDIARIES AND FINANCIAL STATEMENT SCHEDULES

Consolidated Financial Statements:
Independent Auditors’ Report	2
Consolidated Balance Sheets as of December 31, 2001 and 2000	3
Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999	4
Consolidated Statements of Shareholder’s Equity for the years ended December 31, 2001, 2000 and 1999	5
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999	6
Notes to Consolidated Financial Statements	7

Financial Statement Schedules:
Schedule I
Consolidated Summary of Investments — Other than Investments in Related Parties as of December 31, 2001	38
Schedule III
Supplementary Insurance Information as of December 31, 2001, 2000 and 1999 and for each of the years then ended	39
Schedule IV
Reinsurance as of December 31, 2001, 2000 and 1999 and for each of the years then ended	40
Schedule V
Valuation and Qualifying Accounts for the years ended December 31, 2001, 2000 and 1999	41

All other schedules are omitted because they are not applicable or not required, or because the required information has been included in the audited consolidated financial statements or notes thereto.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Nationwide Life Insurance Company:

We have audited the consolidated financial statements of Nationwide Life Insurance Company and subsidiaries (collectively the “Company”) as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note 2 to the consolidated financial statements, the Company changed its methods of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets in 2001.

/s/ KPMG LLP

Columbus, Ohio
January 29, 2002,

    except for notes 16 and 17, as to
    which the date is December 20, 2002

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,
	2001	2000
ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities (cost $17,961.6 in 2001; $15,245.8 in 2000)	$18,370.8	$15,443.0
Equity securities (cost $83.0 in 2001; $103.5 in 2000)	94.0	109.0
Mortgage loans on real estate, net	7,113.1	6,168.3
Real estate, net	172.0	310.7
Policy loans	591.1	562.6
Other long-term investments	125.0	101.8
Short-term investments, including amounts managed by a related party	1,011.3	442.6

	27,477.3	23,138.0

Cash	22.6	18.4
Accrued investment income	306.7	251.4
Deferred policy acquisition costs	3,189.0	2,865.6
Other assets	646.0	396.7
Assets held in separate accounts	59,513.0	65,897.2

	$91,154.6	$92,567.3

LIABILITIES AND SHAREHOLDER’S EQUITY
Future policy benefits and claims	$25,216.0	$22,183.6
Short-term debt	100.0	118.7
Long-term debt, payable to NFS	300.0	—
Other liabilities	2,307.9	1,164.9
Liabilities related to separate accounts	59,513.0	65,897.2

	87,436.9	89,364.4

Commitments and contingencies (notes 10 and 15)

Shareholder’s equity:
Common stock, $1 par value. Authorized 5.0 million shares; 3.8 million shares issued and outstanding	3.8	3.8
Additional paid-in capital	646.1	646.1
Retained earnings	2,863.1	2,436.3
Accumulated other comprehensive income	204.7	116.7

Total shareholder’s equity	3,717.7	3,202.9

Total liabilities and shareholder’s equity	$91,154.6	$92,567.3

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

CONSOLIDATED STATEMENTS OF INCOME

(in millions)

	Years ended December 31,
	2001	2000	1999
Revenues:
Policy charges	$1,017.3	$1,091.4	$895.5
Life insurance premiums	251.1	240.0	220.8
Net investment income	1,724.7	1,653.9	1,520.4
Net realized (losses) gains on investments, hedging instruments and hedged items:
Unrelated parties	(62.7)	(19.4)	(11.6)
Related party	44.4	—	—
Other	8.2	11.1	5.3

	2,983.0	2,977.0	2,630.4

Benefits and expenses:
Interest credited to policyholder account balances	1,238.7	1,182.4	1,096.3
Other benefits and claims	280.3	241.6	210.4
Policyholder dividends on participating policies	41.7	44.5	42.4
Amortization of deferred policy acquisition costs	347.9	352.1	272.6
Interest expense on debt	6.2	1.3	—
Other operating expenses	439.3	472.0	405.8

	2,354.1	2,293.9	2,027.5

Income from continuing operations before federal income tax expense and cumulative effect of adoption of accounting principles	628.9	683.1	602.9
Federal income tax expense	161.2	207.3	200.1

Income from continuing operations before cumulative effect of adoption of accounting principles	467.7	475.8	402.8
Income (loss) from discontinued operations, net of tax	1.2	(0.5)	2.3
Cumulative effect of adoption of accounting principles, net of tax	(7.1)	—	—

Net income	$461.8	$475.3	$405.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

Years ended December 31, 2001, 2000 and 1999
(in millions)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholder’s equity
Balance as of December 31, 1998	$3.8	$914.7	$1,579.0	$275.6	$2,773.1
Comprehensive income:
Net income	—	—	405.1	—	405.1
Net unrealized losses on securities available-for-sale arising during the year, net of tax	—	—	—	(315.0)	(315.0)

Total comprehensive income					90.1

Capital contribution	—	26.4	87.9	23.5	137.8
Return of capital to shareholder	—	(175.0)	—	—	(175.0)
Dividends to shareholder	—	—	(61.0)	—	(61.0)

Balance as of December 31, 1999	3.8	766.1	2,011.0	(15.9)	2,765.0

Comprehensive income:
Net income	—	—	475.3	—	475.3
Net unrealized gains on securities available-for-sale arising during the year, net of tax	—	—	—	132.6	132.6

Total comprehensive income					607.9

Return of capital to shareholder	—	(120.0)	—	—	(120.0)
Dividends to shareholder	—	—	(50.0)	—	(50.0)

Balance as of December 31, 2000	3.8	646.1	2,436.3	116.7	3,202.9

Comprehensive income:
Net income	—	—	461.8	—	461.8
Net unrealized gains on securities available-for-sale arising during the year, net of tax	—	—	—	98.2	98.2
Cumulative effect of adoption of accounting principles, net of tax	—	—	—	(1.4)	(1.4)
Accumulated net losses on cash flow hedges, net of tax	—	—	—	(8.8)	(8.8)

Total comprehensive income					549.8

Dividends to shareholder	—	—	(35.0)	—	(35.0)

Balance as of December 31, 2001	$3.8	$646.1	$2,863.1	$204.7	$3,717.7

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net income	$461.8	$475.3	$405.1
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(1.2)	0.5	(2.3)
Interest credited to policyholder account balances	1,238.7	1,182.4	1,096.3
Capitalization of deferred policy acquisition costs	(743.0)	(778.9)	(637.0)
Amortization of deferred policy acquisition costs	347.9	352.1	272.6
Amortization and depreciation	(31.5)	(12.7)	2.4
Realized losses (gains) on investments, hedging instruments and hedged items:
Unrelated parties	62.7	19.4	11.6
Related parties	(44.4)	—	—
Cumulative effect of adoption of accounting principles	10.9	—	—
Increase in accrued investment income	(55.3)	(12.8)	(7.9)
(Increase) decrease in other assets	(271.8)	(95.7)	120.6
Increase (decrease) in policy liabilities	33.0	(0.3)	(20.9)
Increase in other liabilities	302.8	234.2	136.0
Other, net	8.3	22.3	(8.6)

Net cash provided by continuing operations	1,318.9	1,385.8	1,367.9
Net cash provided by (used in) discontinued operations	1.7	(1.7)	18.3

Net cash provided by operating activities	1,320.6	1,384.1	1,386.2

Cash flows from investing activities:
Proceeds from maturity of securities available-for-sale	3,933.9	2,988.7	2,307.9
Proceeds from sale of securities available-for-sale	497.2	582.1	513.1
Proceeds from repayments of mortgage loans on real estate	1,204.4	911.7	696.7
Proceeds from sale of real estate	29.1	18.7	5.7
Proceeds from sale of limited partnership to related party	158.9	—	—
Proceeds from repayments of policy loans and sale of other invested assets	68.9	79.3	40.9
Cost of securities available-for-sale acquired	(7,123.6)	(3,475.5)	(3,714.6)
Cost of mortgage loans on real estate acquired	(2,123.1)	(1,318.0)	(971.4)
Cost of real estate acquired	(0.4)	(7.1)	(14.2)
Short-term investments, net	(568.7)	(26.5)	(27.6)
Collateral received – securities lending, net	791.6	—	—
Other, net	(192.2)	(182.3)	(110.9)

Net cash used in continuing operations	(3,324.0)	(428.9)	1,274.4
Net cash provided by (used in) discontinued operations	0.6	19.8	(10.2)

Net cash used in investing activities	(3,323.4)	(409.1)	(1,284.6)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt to NFS	300.0	—	—
Capital returned to shareholder	—	(120.0)	(175.0)
Net change in short-term debt	(18.7)	118.7	—
Cash dividends paid	(35.0)	(100.0)	(13.5)
Increase in investment and universal life insurance product account balances	5,976.7	4,517.0	3,799.4
Decrease in investment and universal life insurance product account balances	(4,216.0)	(5,377.1)	(3,711.1)

Net cash provided by (used in) financing activities	2,007.0	(961.4)	(100.2)

Net increase in cash	4.2	13.6	1.4
Cash, beginning of year	18.4	4.8	3.4

Cash, end of year	$22.6	$18.4	$4.8

See accompanying notes to consolidated financial statements including note 13 which describes related party transactions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000 and 1999

(1)    Organization and Description of Business

Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) is a leading provider of long-term savings and retirement products in the United States of America and is a wholly owned subsidiary of Nationwide Financial Services, Inc. (NFS). The Company develops and sells a diverse range of products including individual annuities, private and public sector pension plans and other investment products sold to institutions and life insurance. NLIC sells its products through a diverse network of distribution channels, including independent broker/dealers, brokerage firms, financial institutions, pension plan administrators, life insurance specialists, Nationwide Retirement Solutions and Nationwide agents. As described more fully in note 17, NLIC paid a dividend to NFS in the form of all of the shares of common stock of Nationwide Securities, Inc. (NSI), a wholly owned broker/dealer subsidiary engaged in the asset management business. The accompanying consolidated financial statements and related notes reflect this business as discontinued operations.

Wholly owned subsidiaries of NLIC include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Securities, Inc., and Nationwide Investment Services Corporation.

(2)    Summary of Significant Accounting Policies

The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) which differ from statutory accounting practices. The statutory financial statements of NLIC and NLAIC are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (the Department). The State of Ohio has adopted the National Association of Insurance Commissioners (NAIC) statutory accounting practices (NAIC SAP) as the basis of its statutory accounting practices. NLIC and NLAIC have no statutory accounting practices that differ from NAIC SAP. See also note 12.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

The most significant estimates include those used in determining deferred policy acquisition costs for investment products and universal life insurance products, valuation allowances for mortgage loans on real estate, impairment losses on other investments and federal income taxes. Although some variability is inherent in these estimates, management believes the amounts provided are appropriate.

(a)    Consolidation Policy

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling interest. All significant intercompany balances and transactions have been eliminated.

(b)    Valuation of Investments, Investment Income and Related Gains and Losses

The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. The Company classifies fixed maturity and equity securities as available-

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of accumulated other comprehensive income (AOCI) in shareholders’ equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. Management regularly reviews its fixed maturity and equity securities portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value as compared to amortized cost or cost, as appropriate, of the security, the length of time the security’s fair value has been below amortized cost/cost, and by how much, and specific credit issues related to the issuer. Impairment losses result in a reduction of the cost basis of the underlying investment.

For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments, and any resulting adjustment is included in net investment income. All other investment income is recorded on the accrual basis.

Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the estimated value of the mortgage loan. Estimated value is based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

The valuation allowance account for mortgage loans on real estate is maintained at a level believed adequate by the Company to absorb estimated probable credit losses. The Company’s periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

Real estate is carried at cost less accumulated depreciation. Real estate designated as held for disposal is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in valuation allowances and impairment losses for other-than-temporary declines in fair values are included in realized gains and losses on investments, hedging instruments and hedged items.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c)    Derivative Instruments

Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or a foreign currency fair value or cash flow hedge (foreign currency hedge) or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

The Company enters into interest rate swaps, cross-currency swaps or Eurodollar Futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items. Changes in the fair value of the hedged item, attributable to the risk being hedged, are also recorded in realized gains and losses on investments, hedging instruments and hedged items. The adjustment of the carrying amount of hedged assets using Eurodollar Futures and firm commitments using Treasury Futures are accounted for in the same manner as other components of the carrying amount of that asset. The adjustment of the carrying amount is amortized to investment income over the life of the asset.

The Company may enter into receive fixed/pay variable interest rate swaps to hedge existing floating rate assets or to hedge cash flows from the anticipated purchase of investments. These derivative instruments are classified as cash flow hedges and are carried at fair value, with the offset recorded in AOCI to the extent the hedging relationship is effective. The ineffective portion of the hedging relationship is recorded in realized gains and losses on investments, hedging instruments and hedged items. Gains and losses on cash flow derivative instruments are reclassified out of AOCI and recognized in earnings over the same period(s) that the hedged item affects earnings.

Amounts receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item.

From time to time, the Company may enter into a derivative transaction that will not qualify for hedge accounting. These include basis swaps (receive one variable rate, pay another variable rate) to hedge variable rate assets or foreign-denominated liabilities. These instruments are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires, or is sold, terminated or exercised, the derivative is dedesignated as a hedging instrument, because it is unlikely that

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the consolidated balance sheet at its fair value, and no longer adjusts the hedged item for changes in fair value. The adjustment of the carrying amount of the hedged item is accounted for in the same manner as other components of the carrying amount of that item. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company continues to carry the derivative on the consolidated balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the consolidated balance sheet and recognizes any gain or loss in net realized gains and losses on investments, hedging instruments and hedged items. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the consolidated balance sheet at fair value and gains and losses that were accumulated in AOCI are recognized immediately in realized gains and losses on investments, hedging instruments and hedged items. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the consolidated balance sheet, and recognizes any changes in fair value in net realized gains and losses on investments, hedging instruments and hedged items.

Prior to the adoption of SFAS 133, defined in note 2 (k), provided they met specific criteria, interest rate and foreign currency swaps and futures were considered hedges and accounted for under the accrual and deferral method, respectively. Amounts receivable or payable under interest rate and foreign currency swaps were recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Changes in the fair value of interest rate swaps were not recognized on the consolidated balance sheet, except for interest rate swaps designated as hedges of fixed maturity securities available-for-sale, for which changes in fair values were reported in AOCI. Gains and losses on foreign currency swaps were recorded in earnings based on the related spot foreign exchange rate at the end of the reporting period. Gains and losses on these contracts offset those recorded as a result of translating the hedged foreign currency denominated liabilities and investments to U.S. dollars.

(d)    Revenues and Benefits

Investment Products and Universal Life Insurance Products:    Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance and policy administration charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Traditional Life Insurance Products:    Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

(e)    Deferred Policy Acquisition Costs

The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new or renewal business have been deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period.

For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. The Company regularly reviews the estimated future gross profits and revises such estimates when appropriate. The cumulative change in amortization as a result of changes in estimates to reflect current best estimates is recorded as a charge or credit to amortization expense. The most significant assumptions that are involved in the estimation of future gross profits include future market performance and surrender/lapse rates. In the event actual expense differs significantly from assumptions or assumptions are significantly revised, the Company may be required to record a significant charge or credit to amortization expense. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b).

For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits.

(f)    Separate Accounts

Separate account assets and liabilities represent contractholders’ funds which have been segregated into accounts with specific investment objectives. Separate account assets are recorded at market value except for separate account contracts with guaranteed investment returns. For all but $1.39 billion and $1.12 billion of separate account assets as of December 31, 2001 and 2000, respectively, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives. Such fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.

(g)    Future Policy Benefits

Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants’ contributions plus interest credited less applicable contract charges.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued.

(h)    Participating Business

Participating business represented approximately 17% in 2001 (21% in 2000 and 29% in 1999) of the Company’s life insurance in force, 63% in 2001 (66% in 2000 and 69% in 1999) of the number of life insurance policies in force, and 9% in 2001 (8% in 2000 and 13% in 1999) of life insurance statutory premiums. The provision for policyholder dividends was based on then current dividend scales and has been included in “Future policy benefits and claims” in the accompanying consolidated balance sheets.

(i)    Federal Income Tax

The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the ultimate majority shareholder of NFS. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain expenses and the realization of certain tax credits. In the event the ultimate deductibility of certain expenses or the realization of certain tax credits differ from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements.

The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

(j)    Reinsurance Ceded

Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

(k)    Recently Issued Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was adopted by the Company effective January 1, 2001. Upon adoption, the provisions of SFAS 133 were applied prospectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

As of January 1, 2001, the Company had $755.4 million notional amount of freestanding derivatives with a market value of ($7.0) million. All other derivatives qualified for hedge accounting under SFAS 133. The adoption of SFAS 133 resulted in the Company recording a net transition adjustment loss of $4.8 million (net of related income tax of $2.6 million) in net income. In addition, a net transition adjustment loss of $3.6 million (net of related income tax of $2.0 million) was recorded in AOCI at January 1, 2001. The adoption of SFAS 133 resulted in the Company derecognizing $17.0 million of deferred assets related to hedges, recognizing $10.9 million of additional derivative instrument liabilities and $1.3 million of additional firm commitment assets, while also decreasing hedged future policy benefits by $3.0 million and increasing the carrying amount of hedged investments by $10.6 million. Further, the adoption of SFAS 133 resulted in the Company reporting total derivative instrument assets and liabilities of $44.8 million and $107.1 million, respectively, as of January 1, 2001.

The adoption of SFAS 133 may increase the volatility of reported earnings and other comprehensive income. The amount of volatility will vary with the level of derivative and hedging activities and fluctuations in market interest rates and foreign currency exchange rates during any period.

In November 1999, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20). The Company adopted EITF 99-20 on April 1, 2001. EITF 99-20 establishes the method of recognizing interest income and impairment on asset-backed investment securities. EITF 99-20 requires the Company to update the estimate of cash flows over the life of certain retained beneficial interests in securitization transactions and purchased beneficial interests in securitized financial assets. Pursuant to EITF 99-20, based on current information and events, if the Company estimates that the fair value of its beneficial interests is not greater than or equal to its carrying value and if there has been a decrease in the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment should be recognized. The cumulative effect, net of tax, upon adoption of EITF 99-20 on April 1, 2001 decreased net income by $2.3 million with a corresponding increase to AOCI.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141) and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142).

SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and the use of the pooling-of-interests method has been eliminated.

SFAS 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS 142 supersedes APB Opinion No. 17, Intangible Assets, and will carry forward provisions in Opinion 17 related to internally developed intangible assets. SFAS 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. The amortization of goodwill from past business combinations ceased upon adoption of this statement, which was January 1, 2002 for the Company. Companies are required to evaluate all existing goodwill and intangible assets with indefinite lives for impairment within six months of adoption. Any transitional impairment losses will be recognized in the first interim period in the year of adoption and will be recognized as the cumulative effect of a change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company does not expect any material impact of adopting SFAS 141 and SFAS 142 on the results of operations and financial position.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company) and will carry forward many of the provisions of SFAS 121 and Opinion 30 for recognition and measurement of the impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. Under SFAS 144, if a long-lived asset is part of a group that includes other assets and liabilities, then the provisions of SFAS 144 apply to the entire group. In addition, SFAS 144 does not apply to goodwill and other intangible assets that are not amortized. Management does not expect the adoption of SFAS 144 to have a material impact on the results of operations or financial position of the Company.

In 2001, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 01-5, Amendments to Specific AICPA Pronouncements for Changes Related to the NAIC Codification (SOP 01-5). In doing so, AICPA SOP 94-5, Disclosures of Certain Matters in the Financial Statements of Insurance Enterprises, was amended to reflect the results of the completion of the NAIC codification of statutory accounting practices for certain insurance enterprises (Codification). The adoption of SOP 01-5 did not have an impact on the results of operations or financial position of the Company.

(l)    Reclassification

Certain items in the 2000 and 1999 consolidated financial statements and related footnotes have been reclassified to conform to the 2001 presentation.

(3)    Investments

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 2001 and 2000 were:

	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(in millions)
December 31, 2001
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$263.2	$23.1	$0.5	$285.8
Obligations of states and political subdivisions	7.6	0.3	—	7.9
Debt securities issued by foreign governments	41.8	2.6	—	44.4
Corporate securities	11,769.8	470.6	176.5	12,063.9
Mortgage-backed securities – U.S. Government backed	2,012.3	67.8	3.7	2,076.4
Asset-backed securities	3,866.9	76.1	51.2	3,892.4

Total fixed maturity securities	17,961.6	641.1.	231.9	18,370.8
Equity securities	83.0	11.0	—	94.0

	$18,044.6	$652.1	$231.9	$18,464.8

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Amortized Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(in millions)
December 31, 2000
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$277.5	$33.4	$0.1	$310.8
Obligations of states and political subdivisions	8.6	0.2	—	8.8
Debt securities issued by foreign governments	94.1	1.5	0.1	95.5
Corporate securities	9,758.3	235.0	135.1	9,858.2
Mortgage-backed securities—U.S. Government backed	2,719.1	46.1	3.8	2,761.4
Asset-backed securities	2,388.2	36.3	16.2	2,408.3

Total fixed maturity securities	15,245.8	352.5	155.3	15,443.0
Equity securities	103.5	9.5	4.0	109.0

	$15,349.3	$362.0	$159.3	$15,552.0

The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2001, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Estimated fair value
	(in millions)
Fixed maturity securities available for sale:
Due in one year or less	$1,125.4	$1,141.7
Due after one year through five years	5,154.4	5,295.6
Due after five years through ten years	4,073.6	4,188.8
Due after ten years	1,729.0	1,775.9

	12,082.4	12,402.0
Mortgage-backed securities—U.S. Government backed	2,012.3	2,076.4
Asset-backed securities	3,866.9	3,892.4

	$17,961.6	$18,370.8

The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

	2001	2000
	(in millions)
Gross unrealized gains	$420.2	$202.7
Adjustment to deferred policy acquisition costs	(94.9)	(23.2)
Deferred federal income tax	(113.9)	(62.8)

	$211.4	$116.7

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

An analysis of the change in gross unrealized gains (losses) on securities available-for-sale for the years ended December 31:

	2001	2000	1999
	(in millions)
Securities available-for-sale:
Fixed maturity securities	$212.0	$280.5	$(607.1)
Equity securities	5.5	(2.5)	(8.8)

	$217.5	$278.0	$(615.9)

Proceeds from the sale of securities available-for-sale during 2001, 2000 and 1999 were $497.8 million, $602.0 million and $513.1 million, respectively. During 2001, gross gains of $31.3 million ($12.1 million and $10.4 million in 2000 and 1999, respectively) and gross losses of $10.1 million ($15.1 million and $35.5 million in 2000 and 1999, respectively) were realized on those sales.

The Company had $25.2 million and $13.0 million of real estate investments as of December 31, 2001 and 2000, respectively, that were non-income producing the preceding twelve months.

Real estate is presented at cost less accumulated depreciation of $22.0 million as of December 31, 2001 ($25.7 million as of December 31, 2000). The carrying value of real estate held for disposal totaled $33.4 million and $8.5 million as of December 31, 2001 and 2000, respectively.

The recorded investment of mortgage loans on real estate considered to be impaired was $29.9 million as of December 31, 2001 ($9.8 million as of December 31, 2000), which includes $5.3 million ($5.3 million as of December 31, 2000) of impaired mortgage loans on real estate for which the related valuation allowance was $1.0 million ($1.6 million as of December 31, 2000) and $24.6 million ($4.5 million as of December 31, 2000) of impaired mortgage loans on real estate for which there was no valuation allowance. Impaired mortgage loans with no valuation allowance are a result of collateral dependent loans where the fair value of the collateral is greater than the recorded investment of the loan. During 2001, the average recorded investment in impaired mortgage loans on real estate was $7.9 million ($7.7 million in 2000) and interest income recognized on those loans totaled $0.4 million in 2001 ($0.4 million in 2000) which is equal to interest income recognized using a cash-basis method of income recognition.

Activity in the valuation allowance account for mortgage loans on real estate for the years ended December 31 was as follows:

	2001	2000	1999
	(in millions)
Allowance, beginning of year	$45.3	$44.4	$42.4
Additions (reductions) charged (credited) to operations	(1.2)	4.1	0.7
Direct write-downs charged against the allowance	(1.2)	(3.2)	—
Allowance on acquired mortgage loans	—	—	1.3

Allowance, end of year	$42.9	$45.3	$44.4

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

An analysis of investment income (loss) from continuing operations by investment type follows for the years ended December 31:

	2001	2000	1999
	(in millions)
Gross investment income:
Securities available-for-sale:
Fixed maturity securities	$1,181.1	$1,095.5	$1,031.3
Equity securities	1.8	2.6	2.5
Mortgage loans on real estate	527.9	494.5	460.4
Real estate	33.1	32.2	28.8
Short-term investments	28.0	26.0	18.2
Derivatives	(19.7)	3.9	(1.0)
Other	20.9	49.3	27.5

Total investment income	1,773.1	1,704.0	1,567.7
Less investment expenses	48.4	50.1	47.3

Net investment income	$1,724.7	$1,653.9	$1,520.4

An analysis of net realized (losses) gains on investments, hedging instruments and hedged items from continuing operations, by investment type follows for the years ended December 31:

	2001	2000	1999
	(in millions)
Unrelated parties:
Realized gains (losses) on sale of securities available-for-sale:
Fixed maturity securities	$20.8	$(7.7)	$(32.5)
Equity securities	0.4	4.7	7.4
Other-than-temporary impairments of securities available-for-sale:
Fixed maturity securities	(66.1)	(10.5)	7.5
Equity securities	(13.8)	—	—
Real estate	1.9	(0.5)	0.9
Mortgage loans on real estate(1)	0.6	(4.2)	(0.6)
Derivatives	—	(2.7)	(1.6)
Other	(6.5)	1.5	7.3
	(62.7)	(19.4)	(11.6)

Related party—gain on sale of limited partnership	44.4	—	—

Net realized losses on investments, hedging instruments and hedged items	$(18.3)	$(19.4)	$(11.6)

(1)
The 2001 amount is comprised of $9.9 million of net realized gains on the sale of mortgage loans on real estate, including those related to a securitization transaction, and $9.3 million of realized losses on derivatives hedging the sale of mortgage loans on real estate.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fixed maturity securities with an amortized cost of $6.6 million as of December 31, 2001 and $6.5 million as of December 31, 2000 were on deposit with various regulatory agencies as required by law. In addition, fixed maturity securities with an amortized cost of $6.3 million as of December 31, 2000 were placed in escrow under a contractual obligation and none as of December 31, 2001.

As of December 31, 2001 the Company had pledged fixed maturity securities with a fair value of $112.3 million as collateral to various derivative counterparties.

As of December 31, 2001 the Company held collateral of $18.0 million on derivative transactions. This amount is included in short-term investments with a corresponding liability recorded in other liabilities.

As of December 31, 2001, the Company had loaned securities with a fair value of $775.5 million. As of December 31, 2001 the Company held collateral of $791.6 million. This amount is included in short-term investments with a corresponding liability recorded in other liabilities.

(4)    Short-term Debt

NLIC has established a $300 million commercial paper program under which, borrowings are unsecured and are issued for terms of 364 days or less. As of December 31, 2001 and 2000 the Company had $100.0 million and $118.7 million, respectively, of commercial paper outstanding at an average effective rate of 1.90% and 6.53%, respectively. See also note 14.

(5)    Long-term Debt, payable to NFS

On December 19, 2001 the Company sold a 7.50%, $300.0 million surplus note to NFS, maturing on December 17, 2031. The fair value of the surplus note as of December 31, 2001 was $300.0 million. Principal and interest payments are subject to prior approval by the superintendent of insurance of the State of Ohio. The Company is scheduled to pay interest semi-annually on June 17 and December 17 of each year commencing June 17, 2002.

(6)    Derivative Financial Instruments

Qualitative Disclosure

Interest Rate Risk Management

The Company is exposed to changes in the fair value of fixed rate investments (commercial mortgage loans and corporate bonds) due to changes in interest rates. To manage this risk, the Company enters into various types of derivative instruments to minimize fluctuations in fair values resulting from changes in interest rates. The Company principally uses interest rate swaps and short Eurodollar futures to manage this risk.

Under interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments, thereby creating floating rate investments.

Short Eurodollar futures change the fixed rate cash flow exposure to variable rate cash flows. With short Eurodollar futures, if interest rates rise (fall), the gains (losses) on the futures adjust the fixed rate income on the investments, thereby creating floating rate investments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of entering into commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of the commitment due to changes in interest rates during the commitment period. To manage this risk, the Company enters into short Treasury futures.

With short Treasury futures, if interest rates rise (fall), the gains (losses) on the futures will offset the change in fair value of the commitment.

Floating rate investments (commercial mortgage loans and corporate bonds) expose the Company to fluctuations in cash flow and investment income due to changes in interest rates. To manage this risk, the Company enters into receive fixed, pay variable over-the-counter interest rate swaps or long Eurodollar futures strips to convert the variable rate investments to a fixed rate.

In using interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments; thereby creating fixed rate assets.

The long Eurodollar futures change the variable rate cash flow exposure to fixed rate cash flows. With long Eurodollar futures, if interest rates rise (fall), the losses (gains) on the futures are used to reduce the variable rate income on the investments, thereby creating fixed rate investments.

Foreign Currency Risk Management

In conjunction with the Company’s medium-term note program, from time to time, the Company issues both fixed and variable rate liabilities denominated in foreign currencies. As a result, the Company is exposed to changes in fair value of the liabilities due to changes in foreign currency exchange rates and interest rates. To manage these risks, the Company enters into cross-currency interest rate swaps to convert these liabilities to a variable U.S. dollar rate.

For a fixed rate liability, the cross-currency interest rate swap is structured to receive a fixed rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month LIBOR. For a variable rate foreign liability, the cross-currency interest rate swap is structured to receive a variable rate, in the foreign currency, and pay a variable U.S. dollar rate, generally 3-month libor.

The Company is exposed to changes in fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and interest rates. To manage this risk, the Company uses cross-currency interest rate swaps to convert these assets to variable U.S. dollar rate instruments.

Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in the foreign currency, and receive a variable U.S. dollar rate, generally 3-month libor.

Non-Hedging Derivatives

From time-to-time, the Company enters into over-the-counter basis swaps (receive one variable rate, pay another variable rate) to change the rate characteristics of a specific investment to better match the variable rate paid on a liability. While the pay-side terms of the basis swap will line up with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability; therefore, basis swaps do not receive hedge accounting treatment.

Quantitative Disclosure

Fair Value Hedges

During the year ended December 31, 2001, gains of $2.1 million were recognized in net realized losses on investments, hedging instruments and hedged items. This represents the ineffective portion of the fair value

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments’ change in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.

Cash Flow Hedges

For the year ended December 31, 2001, the ineffective portion of cash flow hedges was immaterial. There were no gains or losses attributable to the portion of the derivative instruments’ change in fair value excluded from the assessment of hedge effectiveness.

The Company anticipates reclassifying less than $0.1 million in losses out of AOCI over the next 12-month period.

As of December 31, 2001, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions is twelve months. The Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable.

Other Derivative Instruments, Including Embedded Derivatives

Net realized gains and losses on investments, hedging instruments and hedged items for the year ended December 31, 2001 include a loss of $1.6 million related to other derivative instruments, including embedded derivatives. For the year ended December 31, 2001 a $27.7 million loss was recorded in net realized losses on investments, hedging instruments and hedged items reflecting the change in fair value of cross-currency interest rate swaps hedging variable rate medium-term notes denominated in foreign currencies. An offsetting gain of $26.3 million was recorded in net realized losses on investments, hedging instruments and hedged items to reflect the change in spot rates of these foreign currency denominated obligations during the year ended December 31, 2001.

The notional amount of derivative financial instruments outstanding as of December 31, 2001 and 2000 were as follows:

	2001	2000
	(in millions )
Interest rate swaps
Pay fixed/receive variable rate swaps hedging investments	$1,952.3	$934.8
Pay variable/receive fixed rate swaps hedging investments	698.4	98.8
Pay variable/receive variable rate swaps hedging investments	197.8	184.0
Other contracts hedging investments	523.0	20.4

Cross currency interest rate swaps
Hedging foreign currency denominated investments	56.1	30.5
Hedging foreign currency denominated liabilities	2,500.4	1,512.2

Interest rate futures contracts	6,019.4	5,659.8

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7)    Federal Income Tax

The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 2001 and 2000 were as follows:

	2001	2000
	(in millions)
Deferred tax assets:
Equity securities	$6.5	$—
Future policy benefits	8.2	34.7
Liabilities in separate accounts	482.5	462.7
Mortgage loans on real estate and real estate	7.5	18.8
Derivatives	93.0	—

Other assets and other liabilities	81.8	40.3

Total gross deferred tax assets	679.5	556.5

Less valuation allowance	(7.0)	(7.0)

Net deferred tax assets	672.5	549.5

Deferred tax liabilities:
Deferred policy acquisition costs	861.3	783.7
Derivatives	91.5	—
Fixed maturity securities	173.0	98.8
Deferred tax on realized investment gains	26.1	29.0
Equity securities and other long-term investments	31.7	6.4
Other	68.8	38.1

Total gross deferred tax liabilities	1,252.4	956.0

Net deferred tax liability	$579.9	$406.5

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged for the years ended December 31, 2001, 2000 and 1999.

The Company’s current federal income tax liability was $186.2 million and $108.9 million as of December 31, 2001 and 2000, respectively.

Federal income tax expense attributable to income from continuing operations before federal income tax expense and cumulative effect of adoption of accounting principles for the years ended December 31 was as follows:

	2001	2000	1999
	(in millions)
Currently payable	$32.2	$77.6	$52.3
Deferred tax expense	129.0	129.7	147.8

	$161.2	$207.3	$200.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total federal income tax expense for the years ended December 31, 2001, 2000 and 1999 differs from the amount computed by applying the U.S. federal income tax rate to income from continuing operations before federal income tax expense and cumulative effect of adoption of accounting principles as follows:

	2001		2000		1999
	Amount	%	Amount	%	Amount	%
	(in millions)
Computed (expected) tax expense	$220.1	35.0	$239.1	35.0	$211.0	35.0
Tax exempt interest and dividends received deduction	(48.8)	(7.7)	(24.7)	(3.6)	(7.3)	(1.2)
Income tax credits	(11.5)	(1.8)	(8.0)	(1.2)	(4.3)	(0.7)
Other, net	1.4	0.1	0.9	0.1	0.7	0.1

Total (effective rate of each year)	$161.2	25.6	$207.3	30.3	$200.1	33.2

Total federal income tax (refunded) paid was $(45.4) million, $74.6 million and $29.8 million during the years ended December 31, 2001, 2000 and 1999, respectively.

(8)    Comprehensive Income (Loss)

Comprehensive income (loss) includes net income as well as certain items that are reported directly within separate components of shareholder’s equity that bypass net income. Other comprehensive income (loss) is comprised of unrealized gains (losses) on securities available-for-sale and accumulated net losses on cash flow hedges. The related before and after federal income tax amounts for the years ended December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999
	(in millions)
Unrealized gains (losses) on securities available-for-sale arising during the period:
Gross	$164.0	$264.5	$(665.3)
Adjustment to deferred policy acquisition costs	(71.7)	(74.0)	167.5
Related federal income tax (expense) benefit	(32.3)	(66.7)	171.4
Net	60.0	123.8	(326.4)

Reclassification adjustment for net losses on securities available-for-sale realized during the period:
Gross	58.7	13.5	17.6
Related federal income tax benefit	(20.5)	(4.7)	(6.2)
Net	38.2	8.8	11.4

Other comprehensive income (loss) on securities available-for-sale	98.2	132.6	(315.0)
Accumulated net loss on cash flow hedges:
Gross	(13.5)	—	—
Related federal income tax benefit	4.7	—	—
Other comprehensive loss on cash flow hedges	(8.8)	—	—

Accumulated net loss on transition adjustments:
Transition adjustment—SFAS 133	(5.6)	—	—
Transition adjustment—EITF 99-20	3.5	—	—
Related federal income tax benefit	0.7	—	—
Other comprehensive loss on transition adjustments	(1.4)	—	—

Total other comprehensive income (loss)	$88.0	$132.6	$(315.0)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassification adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during 2001 and, therefore, are not reflected in the table above.

(9)    Fair Value of Financial Instruments

The following disclosures summarize the carrying amount and estimated fair value of the Company’s financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company’s assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

In estimating its fair value disclosures, the Company used the following methods and assumptions:

Fixed maturity and equity securities:    The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for fixed maturity and equity securities exclude the fair value of derivatives contracts designated as hedges of fixed maturity and equity securities.

Mortgage loans on real estate, net:    The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for impaired mortgage loans is the estimated fair value of the underlying collateral.

Policy loans, short-term investments and cash:    The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

Separate account assets and liabilities:    The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment contracts:    The fair value for the Company’s liabilities under investment type contracts is based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Policy reserves on life insurance contracts:    Included are disclosures for individual and corporate-owned life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company’s limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

Collateral received—securities lending and derivatives:    The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

Short-term debt:    The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

Long-term debt, payable to NFS:    The fair value for long-term debt is based on quoted market prices.

Commitments to extend credit:    Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 10.

Futures contracts:    The fair value for futures contracts is based on quoted market prices.

Interest rate and foreign currency swaps:    The fair value for interest rate and foreign currency swaps are calculated with pricing models using current rate assumptions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

	2001		2000
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(in millions)
Assets:
Investments:
Securities available-for-sale:
Fixed maturity securities	$18,370.8	$18,370.8	$15,451.3	$15,451.3
Equity securities	94.0	94.0	109.0	109.0
Mortgage loans on real estate, net	7,113.1	7,293.3	6,168.3	6,327.8
Policy loans	591.1	591.1	562.6	562.6
Short-term investments	1,011.3	1,011.3	442.6	442.6
Cash	22.6	22.6	18.4	18.4
Assets held in separate accounts	59,513.0	59,513.0	65,897.2	65,897.2

Liabilities:
Investment contracts	(19,549.5)	(18,421.0)	(16,815.3)	(15,979.8)
Policy reserves on life insurance contracts	(5,666.5)	(5,524.4)	(5,368.4)	(5,128.5)
Collateral received—securities lending and derivatives	(809.6)	(809.6)	—	—
Short-term debt	(100.0)	(100.0)	(118.7)	(118.7)
Long-term debt, payable to NFS	(300.0)	(300.0)	—	—
Liabilities related to separate accounts	(59,513.0)	(58,387.3)	(65,897.2)	(64,237.6)

Derivative financial instruments:
Interest rate swaps hedging assets	(5.6)	(5.6)	(8.3)	(8.3)
Cross currency interest rate swaps	(66.0)	(66.0)	(24.3)	(24.3)
Futures contracts	(33.0)	(33.0)	(16.0)	(16.0)

(10)    Risk Disclosures

The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

Credit Risk:    The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

Interest Rate Risk:    The risk that interest rates will change and cause a decrease in the value of an insurer’s investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Legal/Regulatory Risk:    The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company’s products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the U. S., thus reducing its exposure to any single product or jurisdiction and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

Financial Instruments with Off-Balance-Sheet Risk:    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans and derivative financial instruments. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management’s case-by-case credit evaluation of the borrower and the borrower’s loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company’s policy for new mortgage loans on real estate is to generally lend no more than 80% of collateral value. Should the commitment be funded, the Company’s exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $344.0 million extending into 2002 were outstanding as of December 31, 2001. The Company also had $81.5 million of commitments to purchase fixed maturity securities outstanding as of December 31, 2001.

Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to NLIC, including accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. As of December 31, 2001, NLIC’s credit risk from these derivative financial instruments was $1.5 million net of $18.0 million of cash collateral.

Equity Market Risk:    Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. As of December 31, 2001, 82% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company’s separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company’s expectations of future profit margins, which may require the Company to accelerate the amortization of deferred policy acquisition costs.

Significant Concentrations of Credit Risk:    The Company grants mainly commercial mortgage loans on real estate to customers throughout the U. S. The Company has a diversified portfolio with no more than 20% (22% in 2000) in any geographic area and no more than 2% (1% in 2000) with any one borrower as of December 31, 2001. As of December 31, 2001, 34% (36% in 2000) of the carrying value of the Company’s commercial mortgage loan portfolio financed retail properties.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant Business Concentrations:    As of December 31, 2001, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location. Also, the Company did not have a concentration of business transactions with a particular customer, lender or distribution source, a market or geographic area in which business is conducted that makes it vulnerable to an event which could cause a severe impact to the Company’s financial position.

Reinsurance:    The Company has entered into reinsurance contracts to cede a portion of its general account individual annuity business. Total recoveries due from these contracts were $161.2 million and $143.1 million as of December 31, 2001 and 2000, respectively. The contracts are immaterial to the Company’s results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contracts, trusts have been established as collateral for the recoveries. The trust assets are invested in investment grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in the underlying contract.

Collateral—Derivatives:    The Company enters into agreements with various counterparties to execute over-the-counter derivative transactions. The Company’s policy is to include a Credit Support Annex with each agreement to protect the Company for any exposure above the approved credit threshold. This also protects the counterparty against exposure to the Company. The Company generally posts securities as collateral and receives cash as collateral from counterparties. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received during the loan term.

Collateral—Securities Lending:    The Company, through its agent, lends certain portfolio holdings and in turn receives cash collateral. The cash collateral is invested in high-quality short-term investments. The Company’s policy requires a minimum of 102% of the fair value of the securities loaned be maintained as collateral. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received during the loan term.

(11)    Pension Plan, Postretirement Benefits Other than Pensions and Retirement Savings Plan

The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service and who have met certain age requirements. Plan contributions are invested in a group annuity contract of NLIC. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

Pension costs (benefits) charged to operations by the Company during the years ended December 31, 2001, 2000 and 1999 were $5.0 million, $1.9 million and $(8.3) million, respectively. The Company has recorded a prepaid pension asset of $9.4 million and $13.6 million as of December 31, 2001 and 2000, respectively.

In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company’s portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company’s policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

The Company’s accrued postretirement benefit expense as of December 31, 2001 and 2000 was $53.8 million and $51.0 million, respectively and the net periodic postretirement benefit cost (NPPBC) for 2001, 2000 and 1999 was $2.9 million, $3.8 million and $4.9 million, respectively.

Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 2001 and 2000 follows:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
	(in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$1,981.7	$1,811.4	$276.4	$239.8
Service cost	89.3	81.4	12.6	12.2
Interest cost	129.1	125.3	21.4	18.7
Participant contributions	—	—	3.3	2.9
Plan amendment	27.7	—	0.2	—
Actuarial (gain) loss	(5.8)	34.8	20.2	16.1
Benefits paid	(89.8)	(71.2)	(20.1)	(13.3)

Benefit obligation at end of year	2,132.2	1,981.7	314.0	276.4

Change in plan assets
Fair value of plan assets at beginning of year	2,337.1	2,247.6	119.4	91.3
Actual return (loss) on plan assets	(46.6)	140.9	(0.2)	12.2
Employer contribution	—	—	17.3	26.3
Participant contributions	—	—	3.3	2.9
Plan curtailment	—	19.8	—	—
Benefits paid	(89.8)	(71.2)	(20.1)	(13.3)

Fair value of plan assets at end of year	2,200.7	2,337.1	119.7	119.4

Funded status	68.5	355.4	(194.3)	(157.0)
Unrecognized prior service cost	49.5	25.0	0.2	—
Unrecognized net gains	(79.3)	(311.7)	(4.0)	(34.1)
Unrecognized net (asset) obligation at transition	(5.1)	(6.4)	0.8	1.0

Prepaid (accrued) benefit cost	$33.6	$62.3	$(197.3)	$(190.1)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumptions used in calculating the funded status of the pension plan and postretirement life and health care benefit plan were as follows:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Weighted average discount rate	6.0%	6.75%	7.25%	7.50%
Rate of increase in future compensation levels	4.75%	5.00%	—	—
Assumed health care cost trend rate:
Initial rate	—	—	11.00%	11.00%
Ultimate rate	—	—	5.50%	5.50%
Declining period	—	—	4 Years	4 Years

The components of net periodic pension cost for the pension plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999
	(in millions)
Service cost (benefits earned during the period)	$89.3	$81.4	$80.0
Interest cost on projected benefit obligation	129.1	125.3	109.9
Expected return on plan assets	(183.8)	(184.5)	(160.3)
Recognized gains	(7.8)	(11.8)	(9.1)
Amortization of prior service cost	3.2	3.2	3.2
Amortization of unrecognized transition asset	(1.3)	(1.3)	(1.4)

	$28.7	$12.3	$22.3

Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with Nationwide and employees of WSC ended participation in the pension plan resulting in a curtailment gain of $67.1 million. During 1999, the pension plan transferred assets to settle its obligation related to WSC employees, resulting in a gain of $32.9 million. The spin-off of liabilities and assets was completed in the year 2000, resulting in an adjustment to the curtailment gain of $19.8 million.

Assumptions used in calculating the net periodic pension cost for the pension plan were as follows:

	2001	2000	1999
Weighted average discount rate	6.75%	7.00%	6.08%
Rate of increase in future compensation levels	5.00%	5.25%	4.33%
Expected long-term rate of return on plan assets	8.00%	8.25%	7.33%

The components of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999
	(in millions)
Service cost (benefits attributed to employee service during the year)	$12.6	$12.2	$14.2
Interest cost on accumulated postretirement benefit obligation	21.4	18.7	17.6
Expected return on plan assets	(9.6)	(7.9)	(4.8)
Amortization of unrecognized transition obligation of affiliates	0.6	0.6	0.6
Net amortization and deferral	(0.4)	(1.3)	(0.5)

	$24.4	$22.3	$27.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Actuarial assumptions used for the measurement of the NPPBC for the postretirement benefit plan for 2001, 2000 and 1999 were as follows:

	2001	2000	1999
Discount rate	7.50%	7.80%	6.65%
Long-term rate of return on plan assets, net of tax in 1999	8.00%	8.30%	7.15%
Assumed health care cost trend rate:
Initial rate	11.00%	13.00%	15.00%
Ultimate rate	5.50%	5.50%	5.50%
Declining period	4 Years	5 Years	6 Years

Because current plan costs are very close to the employer dollar caps, the health care cost trend has an immaterial effect on plan obligations for the postretirement benefit plan as a whole. For this reason, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on the APBO as of December 31, 2001 and on the NPPBC for the year ended December 31, 2001 was not calculated.

The Company, together with other affiliated companies, sponsors a defined contribution retirement savings plan covering substantially all employees of the Company. Employees may make salary deferral contributions of up to 22%. Salary deferrals of up to 6% are subject to a 50% Company match. The Company match is funded on a bi-weekly basis and the expense of such contributions are allocated to the Company based on employee contributions. The Company’s expense for contributions to this plan totaled $5.6 million, $4.4 million and $3.3 million for 2001, 2000 and 1999, respectively. Individuals are subject to a dollar limit on salary deferrals per Internal Revenue Service (IRS) Section 402(g) and other limits also apply. The Company has no legal obligation for benefits under this plan.

(12)    Shareholder’s Equity, Regulatory Risk-Based Capital, Retained Earnings and Dividend Restrictions

The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the Company’s insurance regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements for all periods presented herein.

The statutory capital and surplus of NLIC as of December 31, 2001, 2000 and 1999 was $1.76 billion, $1.28 billion and $1.35 billion, respectively. The statutory net income of NLIC for the years ended December 31, 2001, 2000 and 1999 was $83.1 million, $158.7 million and $276.2 million, respectively.

The NAIC completed a project to codify statutory accounting principles (Codification), which became effective January 1, 2001 for NLIC and NLAIC. The resulting change to NLIC’s January 1, 2001 surplus was an increase of approximately $80.0 million. The significant change for NLIC, as a result of Codification, was the recording of deferred taxes, which were not recorded prior to the adoption of Codification.

The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 2001 $141.0 million in dividends could be paid by NLIC without prior approval.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC’s participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholders.

The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses, interest and shareholder dividends in the future.

(13)    Related Party Transactions

During 2001, the Company entered into a transaction with NMIC, whereby it sold 78% of its interest in a limited partnership (representing 49% of the limited partnership) to NMIC for $158.9 million. As a result of this sale, the Company recorded a realized gain of $44.4 million, and related tax expense of $15.5 million. The sale price, which was paid in cash, represented the fair value of the limited partnership interest and was based on a valuation of the limited partnership and its underlying investments. The valuation was completed by qualified management of the limited partnership and utilized a combination of internal and independent valuations of the underlying investments of the limited partnership. Additionally, senior financial officers and the Boards of Directors of the Company and NMIC separately reviewed and approved the valuation prior to the execution of this transaction. The Company continues to hold an economic and voting interest in the limited partnership of approximately 14%, with NMIC holding the remaining interests.

NLIC has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $4.68 billion and $4.80 billion as of December 31, 2001 and 2000, respectively. Total revenues from these contracts were $150.7 million, $156.8 million, and $149.7 million for the years ended December 31, 2001, 2000, and 1999, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances were $118.4 million, $131.9 million, and $112.0 million for the years ended December 31, 2001, 2000, and 1999, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

The Company files a consolidated federal tax return with NMIC, as described in note 2(i). Total payments (from) to NMIC were $(45.4) million, $74.6 million, and $29.8 million for the years ended December 31, 2001, 2000, and 1999, respectively.

During second quarter 1999, the Company entered into a modified coinsurance arrangement to reinsure the 1999 operating results of an affiliated company, Employers Life Insurance Company of Wausau (ELOW) retroactive to January 1, 1999. In September 1999, NFS acquired ELOW for $120.8 million and immediately merged ELOW into NLIC terminating the modified coinsurance arrangement. Because ELOW was an affiliate, the Company accounted for the merger similar to poolings-of-interests; however, prior period financial statements were not restated due to immateriality. The reinsurance and merger combined contributed $1.46 million to net income in 1999.

The Company has a reinsurance agreement with NMIC whereby all of the Company’s accident and health business is ceded to NMIC on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELOW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company’s

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by the Company, although a fee is paid to the Company for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC and ELOW for the years ended December 31, 2001, 2000 and 1999 were $200.7 million, $170.1 million, and $193.0 million, respectively, while benefits, claims and expenses ceded were $208.5 million, $168.0 million and $197.3 million, respectively.

Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2001, 2000 and 1999, the Company made payments to NMIC and Nationwide Services Company totaling $139.8 million, $150.3 million, and $124.1 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

Under a marketing agreement with NMIC, NLIC makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $26.4 million, $31.4 million and $34.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2001, 2000 and 1999, the Company made lease payments to NMIC and its subsidiaries of $18.7 million, $14.1 million and $9.9 million, respectively.

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. During 2001, the most the Company had outstanding at any given time was $368.5 million and the Company incurred interest expense on intercompany repurchase agreements of $0.2 million for 2001. Transactions under the agreements during 2000 and 1999 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $54.8 million and $321.1 million as of December 31, 2001 and 2000, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 2001 were $52.9 million, $65.0 million and $79.7 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 19, 2001 the Company sold a 7.50%, $300.0 million surplus note to NFS, maturing on December 17, 2031. The fair value of the surplus note as of December 31, 2001 was $300.0 million. Principal and interest payments are subject to prior approval by the superintendent of insurance of the State of Ohio. The Company is scheduled to pay interest semi-annually on June 17 and December 17 of each year commencing June 17, 2002.

See note 17 regarding the reporting of discontinued operations as a result of a related party transaction.

(14)    Bank Lines of Credit

The Company has available as a source of funds a $1 billion revolving credit facility entered into by NFS, NLIC and NMIC. The facility is comprised of a five year $700 million agreement and a 364 day $300 million agreement with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company maintain consolidated tangible net worth, as defined, in excess of $1.69 billion and NLIC maintain statutory surplus in excess of $935 million. The Company had no amounts outstanding under this agreement as of December 31, 2001. Of the total facility, $300 million is designated to back NLIC’s commercial paper program. Therefore, borrowing capacity under this facility is reduced by any amounts outstanding under the commercial paper program, which totaled $100.0 million as of December 31, 2001.

(15)    Contingencies

On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. The Company intends to defend this lawsuit vigorously.

On August 15, 2001, the Company was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 5, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of plan trustees who purchased variable annuities to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from the Company which invested in mutual funds that were offered by separate mutual fund companies; that the Company was a fiduciary under ERISA and that the Company breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by the Company; and that the Company violated ERISA by replacing many of the mutual funds originally included in the plaintiffs’ annuities with “inferior” funds because the new funds purportedly paid more in revenue sharing. The amended complaint seeks disgourgement of fees by the Company and other unspecified compensatory damages. On November 15, 2001, the Company filed a motion to dismiss the amended complaint, which has not been decided. On December 3, 2001, the plaintiffs filed a motion for class certification. On January 15, 2002, the plaintiffs filed a response to the Company’s motion to dismiss the amended complaint. On February 22, 2002, the Company filed a reply in support of its motion to dismiss. The class has not been certified. The Company intends to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There can be no assurance that any such litigation will not have a material adverse effect on the Company in the future.

(16)    Segment Information

The Company uses differences in products as the basis for defining its reportable segments. The Company reports three product segments: Individual Annuity, Institutional Products and Life Insurance. As discussed more fully in note 17, the Company paid a dividend to NFS during the second quarter of 2002, which resulted in the disposal of a portion of the business that had been reported in the Corporate segment. As a result, this business is now reported as discontinued operations. In addition, certain other reclassifications have been made in order to present the information below on a basis consistent with the Company’s current practice. Amounts for all periods presented have been revised to reflect these changes.

The Individual Annuity segment consists of individual The BEST of AMERICA and private label deferred variable annuity products, deferred fixed annuity products and income products. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

The Institutional Products segment is comprised of the Company’s private and public sector group retirement plans and medium-term note program. The private sector includes the 401(k) business generated through fixed and variable annuities. The public sector includes the IRC Section 457 business in the form of fixed and variable annuities.

The Life Insurance segment consists of investment life products, including both individual variable life and COLI products, traditional life insurance products and universal life insurance. Life insurance products provide a death benefit and generally also allow the customer to build cash value on a tax-advantaged basis.

In addition to the product segments, the Company reports a Corporate segment. The Corporate segment includes net investment income not allocated to the three product segments, certain revenues and expenses of the Company’s broker/dealer subsidiary, unallocated expenses and interest expense on debt. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments, hedging instruments and hedged items in the Corporate segment.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize the financial results of the Company’s business segments for the years ended December 31, 2001, 2000 and 1999.
	Individual Annuity	Institutional Products	Life Insurance	Corporate	Total
	(in millions)
2001:
Net investment income	$534.7	$847.5	$323.3	$19.2	$1,724.7
Other operating revenue	556.0	209.4	511.5	1.6	1,278.5

Total operating revenue(1)	1,090.7	1,056.9	834.8	20.8	3,003.2

Interest credited to policyholder account balances	433.2	627.8	177.7	—	1,238.7
Amortization of deferred policy acquisition costs	220.0	47.6	80.3	—	347.9
Interest expense on debt	—	—	—	6.2	6.2
Other benefits and expenses	206.1	170.2	387.1	(2.1)	761.3

Total benefits and expenses	859.3	845.6	645.1	4.1	2,354.1

Operating income before federal income tax expense(1)
	231.4	211.3	189.7	16.7	649.1
Net realized losses on investments, hedging instruments and hedged items	—	—	—	(20.2)	(20.2)

Income (loss) from continuing operations before federal income tax expense and cumulative effect of adoption of accounting principles	$231.4	$211.3	$189.7	$(3.5)	$628.9

Assets as of year end	$43,885.4	$34,130.1	$9,129.0	$4,010.1	$91,154.6

(1)
Excludes net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Individual Annuity	Institutional Products	Life Insurance	Corporate	Total
	(in millions)
2000:
Net investment income	$482.0	$827.4	$289.2	$55.3	$1,653.9
Other operating revenue	625.9	251.6	462.1	2.9	1,342.5

Total operating revenue (1)	1,107.9	1,079.0	751.3	58.2	2,996.4

Interest credited to policyholder account balances	396.4	628.8	157.2	—	1,182.4
Amortization of deferred policy acquisition costs	238.7	49.2	64.2	—	352.1
Interest expense on debt	—	—	—	1.3	1.3
Other benefits and expenses	192.1	181.0	368.8	16.2	758.1

Total benefits and expenses	827.2	859.0	590.2	17.5	2,293.9

Operating income before federal income tax expense (1)	280.7	220.0	161.1	40.7	702.5
Net realized losses on investments, hedging instruments and hedged items	—	—	—	(19.4)	(19.4)

Income from continuing operations before federal income tax expense and cumulative effect of adoption of accounting principles	$280.7	$220.0	$161.1	$21.3	$683.1

Assets as of year end	$45,422.5	$37,217.3	$8,103.3	$1,824.2	$92,567.3

1999:
Net investment income	$458.9	$771.2	$253.1	$37.2	$1,520.4
Other operating revenue	511.4	211.9	394.9	3.4	1,121.6

Total operating revenue (1)	970.3	983.1	648.0	40.6	2,642.0

Interest credited to policyholder account balances	384.9	580.9	130.5	—	1,096.3
Amortization of deferred policy acquisition costs	170.9	41.6	60.1	—	272.6
Other benefits and expenses	155.3	142.8	334.7	25.8	658.6

Total benefits and expenses	711.1	765.3	525.3	25.8	2,027.5

Operating income before federal income tax expense (1)	259.2	217.8	122.7	14.8	614.5
Net realized losses on investments, hedging instruments and hedged items	—	—	—	(11.6)	(11.6)

Income from continuing operations before federal income tax expense and cumulative effect of adoption of accounting principles	$259.2	$217.8	$122.7	$3.2	$602.9

Assets as of year end	$45,667.8	$39,045.1	$6,616.7	$1,346.3	$92,675.9

(1)
Excludes net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.

(17)    Subsequent Event

In June 2002, NLIC paid a dividend to NFS in the form of all of the shares of common stock of NSI. As a result, the Company is no longer engaged in broker/dealer services related to the asset management business. Therefore, the results of the operations of NSI have been reflected as discontinued operations for all periods presented. This was a non-cash transaction between related parties and therefore will be recorded in the 2002 consolidated financial statements at carrying value, $10.0 million, of the underlying components of the transaction rather than fair value. Such amount represents a non-cash transaction that is not reflected in the consolidated statement of cash flows. The consolidated statements of income and cash flows and all affected footnote disclosures have been revised to reflect NSI as discontinued operations.

In addition, certain other reclassifications have been made to the segment information provided in note 16 in order to reflect the presentation on a basis consistent with the Company’s current practice.

SCHEDULE I

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF INVESTMENTS—
OTHER THAN INVESTMENTS IN RELATED PARTIES

As of December 31, 2001
(in millions)

Column A	Column B	Column C	Column D
Type of Investment	Cost	Market value	Amount at which shown in the consolidated balance sheet
Fixed maturity securities available-for-sale:
Bonds:
U.S. Government and government agencies and authorities	$2,275.5	$2,362.2	$2,362.2
States, municipalities and political subdivisions	7.6	7.9	7.9
Foreign governments	41.8	44.4	44.4
Public utilities	1,205.2	1,219.3	1,219.3
All other corporate	14,431.5	14,737.0	14,737.0

Total fixed maturity securities available-for-sale	17,961.6	18,370.8	18,370.8

Equity securities available-for-sale:
Common stocks:
Industrial, miscellaneous and all other	83.0	94.0	94.0
Non-redeemable preferred stock	—	—	—

Total equity securities available-for-sale	83.0	94.0	94.0

Mortgage loans on real estate, net	7,131.0		7,113.1	(1)
Real estate, net:
Investment properties	138.0		116.7	(2),(4)
Acquired in satisfaction of debt	23.7		22.3	(2)
Policy loans	591.1		591.1
Other long-term investments	90.6		86.7	(3),(5)
Short-term investments, including amounts managed by a related party	1,011.3		1,011.3

Total investments	$27,030.3		$27,406.0

(1)
Difference from Column B is primarily due to valuation allowances due to impairments on mortgage loans on real estate (see note 3 to the consolidated financial statements), hedges and commitment hedges on mortgage loans on real estate.

(2)	Difference from Column B primarily results from adjustments for accumulated depreciation.
(3)	Difference from Column B is primarily due to operating gains and/or losses of investments in limited partnerships.
(4)	Amount shown does not agree to the consolidated balance sheet due to an unconsolidated related party limited partnership investment in the amount of $33.0 million.
(5)	Amount shown does not agree to the consolidated balance sheet due to unconsolidated related party investments in the amount of $38.3 million.

See accompanying independent auditors’ report.

SCHEDULE III

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

SUPPLEMENTARY INSURANCE INFORMATION

As of December 31, 2001, 2000 and 1999 and for each of the years then ended
(in millions)

Column A	Column B	Column C	Column D	Column E	Column F
Segment	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums(1)	Other policy claims and benefits payable(1)	Premium revenue
2001: Individual Annuity	$1,946.8	$8,857.2			$60.9
Institutional Products	307.7	11,872.7			—
Life Insurance	1,025.2	4,252.3			190.2
Corporate	(90.7)	233.8			—

Total	$3,189.0	$25,216.0			$251.1

2000: Individual Annuity	$1,711.6	$7,008.8			$52.7
Institutional Products	293.7	10,944.0			—
Life Insurance	877.8	3,995.6			187.3
Corporate	(17.5)	235.2			—

Total	$2,865.6	$22,183.6			$240.0

1999: Individual Annuity	$1,525.1	$7,337.8			$26.8
Institutional Products	275.2	10,833.4			—
Life Insurance	702.9	3,519.9			194.0
Corporate	50.9	170.5			—

Total	$2,554.1	$21,861.6			$220.8

Column A	Column G	Column H	Column I	Column J	Column K
Segment	Net investment income(2)	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses(2)	Premiums written
2001: Individual Annuity	$534.7	$501.8	$220.0	$137.5
Institutional Products	847.5	627.8	47.6	170.2
Life Insurance	323.3	389.4	80.3	133.7
Corporate	19.2	—	—	(2.1)

Total	$1,724.7	$1,519.0	$347.9	$439.3

2000: Individual Annuity	$482.0	$450.4	$238.7	$138.1
Institutional Products	827.4	628.8	49.2	181.0
Life Insurance	289.2	344.8	64.2	136.7
Corporate	55.3	—	—	16.2

Total	$1,653.9	$1,424.0	$352.1	$472.0

1999: Individual Annuity	$458.9	$408.7	$170.9	$131.5
Institutional Products	771.2	580.9	41.6	142.8
Life Insurance	253.1	317.1	60.1	105.7
Corporate	37.2	—	—	25.8

Total	$1,520.4	$1,306.7	$272.6	$405.8

(1)	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
(2)
Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

See accompanying independent auditors’ reports.

SCHEDULE IV

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

REINSURANCE

As of December 31, 2001, 2000 and 1999 and for each of the years then ended
(in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
2001:
Life insurance in force	$107,765.8	$37,331.3	$17.1	$70,451.6	0.0%

Premiums:
Life insurance (1)	$264.9	$14.0	$0.2	$251.1	0.1%
Accident and health insurance	176.4	182.2	5.8	—	N/A

Total	$441.3	$196.2	$6.0	$251.1	2.4%

2000:
Life insurance in force	$95,475.2	$31,101.6	$16.4	$64,390.0	0.0%

Premiums:
Life insurance (1)	$254.6	$14.8	$0.2	$240.0	0.1%
Accident and health insurance	150.8	156.8	6.0	—	N/A

Total	$405.4	$171.6	$6.2	$240.0	2.6%

1999:
Life insurance in force	$84,845.3	$26,296.5	$14.9	$58,563.7	0.0%

Premiums:
Life insurance (1)	$242.2	$22.6	$1.2	$220.8	0.6%
Accident and health insurance	134.9	142.8	7.9	—	N/A

Total	$377.1	$165.4	$9.1	$220.8	4.2%

(1)
The life insurance caption represents principally premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment products and universal life insurance products.

See accompanying independent auditors’ reports.

SCHEDULE V

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2001, 2000 and 1999
(in millions)

Column A	Column B	Column C			Column D	Column E
Description	Balance at beginning of period	Charged (credited) to costs and expenses	Charged to other accounts		Deductions(1)	Balance at end of period
2001:
Valuation allowances—mortgage loans on real estate	$45.3	$(1.2)	$—		$1.2	$42.9
Valuation allowances—real estate	5.2	—	—		5.2	—

Total	$50.5	$(1.2)	$—		$6.4	$42.9

2000:
Valuation allowances—mortgage loans on real estate	$44.4	$4.1	$—		$3.2	$45.3
Valuation allowances—real estate	5.5	0.4	—		0.7	5.2

Total	$49.9	$4.5	$—		$3.9	$50.5

1999:
Valuation allowances—fixed maturity securities	$7.5	$—	$—		$7.5	$—
Valuation allowances—mortgage loans on real estate	42.4	0.7	1.3	(2)	—	44.4
Valuation allowances—real estate	5.4	0.9	—		0.8	5.5

Total	$55.3	$1.6	$1.3		$8.3	$49.9

(1)	Amounts represent direct write-downs charged against the valuation allowance.
(2)	Allowance on acquired mortgage loans.

See accompanying independent auditors’ reports.